LifeVantage Announces Financial Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2024

Salt Lake City, UT, August 28, 2024, LifeVantage Corporation (Nasdaq: LFVN), a leading health and wellness company with products designed to activate optimal health processes at the cellular level, today reported financial results for its fourth quarter and full fiscal year ended June 30, 2024.
Fourth Quarter Fiscal 2024 Summary*:
•Revenue of $48.9 million, a decrease of 9.8% from the prior year period. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue was down approximately 8.0%;
•Revenue in the Americas decreased 4.1% and revenue in Asia/Pacific & Europe decreased 25.2%. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue in Asia/Pacific & Europe decreased 18.6%;
•Net income per diluted share was $0.10, versus $0.15 per diluted share a year ago;
•Adjusted earnings per diluted share were $0.14, compared to $0.17 a year ago; and
•Adjusted EBITDA of $4.8 million was flat compared to a year ago.
* All comparisons are on a year over year basis and compare the fourth quarter of fiscal 2024 to the fourth quarter of fiscal 2023, unless otherwise noted.
Fiscal Year 2024 Summary**:
•Revenue of $200.2 million, a decrease of 6.2%. Excluding the negative impact of foreign currency fluctuations, fiscal year 2024 revenue was down approximately 5.2%;
•Revenue in the Americas decreased 1.6%, and revenue in Asia/Pacific & Europe decreased 18.6%. Excluding the negative impact of foreign currency fluctuations, fiscal 2024 revenue in Asia/Pacific & Europe decreased approximately 14.3%;
•Net income per diluted share was $0.23, compared to $0.20 in fiscal 2023;
•Adjusted earnings per diluted share was $0.59, compared to $0.24 in fiscal 2023;
•Adjusted EBITDA increased 44.7%, to $17.0 million;
•Repurchased 1.0 million shares for $6.4 million; and
•Strong balance sheet with $16.9 million of cash and no debt.
**All growth rates compare fiscal 2024 to fiscal 2023.
“Our focus on operational excellence enabled us to again deliver higher year-over-year profitability despite top-line headwinds due to challenging macro conditions,” said Steve Fife, President and Chief Executive Officer of LifeVantage. “Adjusted EBITDA margin improved 90 basis points in the fourth quarter to 9.8% and was up 300 basis points in fiscal 2024. Innovation continues to be a key driver for our business and we are very excited for the upcoming U.S. launch of our new weight management system in October. Our recent Activate 2024 virtual event in July helped to advance engagement initiatives and we continue to focus on providing incremental value to our Customers and independent Consultants at every touchpoint. We remain confident in our strategy to deliver significant long-term value for stockholders.”
Fourth Quarter Fiscal 2024 Results
For the fourth fiscal quarter ended June 30, 2024, the Company reported revenue of $48.9 million, a 9.8% decrease over the fourth quarter of fiscal 2023. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue was down 8.0%. Revenue in the Americas region for the fourth quarter of fiscal 2024 decreased 4.1%, including a 4.7% decrease in the United States. Revenue in the Asia/Pacific & Europe region decreased 25.2% and was negatively impacted by foreign currency fluctuations. On a constant currency basis, revenue in the Asia/Pacific & Europe region decreased approximately 18.6% for the three months ended June 30, 2024.
Gross profit for the fourth quarter of fiscal 2024 was $38.9 million, or 79.5% of revenue, compared to $43.2 million, or 79.6% of revenue, for the same period in fiscal 2023.
Commissions and incentives expense for the fourth quarter of fiscal 2024 was $22.0 million, or 44.9% of revenue, compared to $23.5 million, or 43.3% of revenue, for the same period in fiscal 2023. The increase in commissions and incentives expense as a percentage of revenue was due primarily to the timing and magnitude of promotional and incentive programs.
Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2024 was $14.0 million, or 28.7% of revenue, compared to $17.0 million, or 31.4% of revenue, for the same period in fiscal 2023. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the fourth quarter of fiscal 2024 were $13.7 million, or 28.0% of revenue, compared to adjusted non-GAAP SG&A expense for the fourth quarter of fiscal 2023 of $16.7 million, or 30.8% of revenue.
Operating income for the fourth quarter of fiscal 2024 was $2.9 million, compared to $2.6 million for the fourth quarter of fiscal 2023. Accounting for the non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the fourth quarter of fiscal 2024 was $3.2 million compared to $3.0 million for the fourth quarter of fiscal 2023.
Net income for the fourth quarter of fiscal 2024 was $1.3 million, or $0.10 per diluted share. This compares to a net income of $2.0 million, or $0.15 per diluted share for the fourth quarter of fiscal 2023. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2024 was $1.8 million, or $0.14 per diluted share, compared to adjusted non-GAAP net income of $2.2 million, or $0.17 per diluted share for the fourth quarter of fiscal 2023.
Adjusted EBITDA was $4.8 million for the fourth quarter of fiscal 2024 versus $4.8 million for the comparable period in fiscal 2023.
Fiscal 2024 Full Year Results
For the fiscal year ended June 30, 2024, the Company reported net revenue of $200.2 million, a decrease of 6.2% compared to $213.4 million for fiscal 2023. In fiscal 2024, revenue in the Americas decreased 1.6% and revenue in Asia/Pacific & Europe decreased 18.6%. Revenue for fiscal 2024 was negatively impacted by $2.2 million, or 1.0%, by foreign currency fluctuations.
Gross profit during fiscal 2024 was $158.7 million, or 79.3% of revenue, compared to $170.0 million, or 79.7% of revenue, for fiscal 2023. The decrease in gross margin as a percentage of revenue is primarily due to shift in product mix, increased raw material and manufacturing related costs, shipping to Customer expenses, and warehouse fulfillment expenses during fiscal year 2024.
Commissions and incentives expense for fiscal 2024 was $85.9 million, or 42.9% of revenue, compared to $94.7 million, or 44.4% of revenue, for fiscal 2023. The decrease in percentage of commissions and incentives to revenue was primarily due to changes in sales mix and the impact of price increases, as well as the timing and magnitude of promotional and incentive programs.
SG&A expense for fiscal 2024 was $68.5 million, or 34.2% of revenue, compared to $71.1 million, or 33.3% of revenue, for fiscal 2023. Adjusted for nonrecurring expenses and recoveries, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expense for fiscal 2024 was $62.7 million, or 31.3% of revenue, compared to adjusted non-GAAP SG&A expense for fiscal 2023 of $70.3 million, or 32.9% of revenue. These decreases are primarily due to decreases in event costs, endorsement agreements, employee compensation related expenses, office lease and professional services expenses.
Operating income for fiscal 2024 was $4.3 million, or 2.2% of revenue, compared to $4.3 million, or 2.0% of revenue, for fiscal 2023. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for fiscal 2024 was $10.1 million, or 5.0% of revenue, compared to $5.1 million, or 2.4% of revenue, for fiscal 2023.
Net income for fiscal 2024 was $2.9 million, or $0.23 per diluted share, compared to $2.5 million, or $0.20 per diluted share for fiscal 2023. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for fiscal 2024 was $7.6 million, or $0.59 per diluted share compared to $3.1 million, or $0.24 per diluted share in fiscal 2023.
Adjusted EBITDA was $17.0 million for fiscal 2024 compared to $11.7 million for fiscal 2023.
Balance Sheet & Liquidity
The Company generated $12.2 million of cash from operations during fiscal 2024 compared to $6.8 million during fiscal 2023. The Company's cash and cash equivalents at June 30, 2024 were $16.9 million, compared to $21.6 million at June 30, 2023 and there was no debt outstanding.
Dividend Announcement
Today the Company announced the declaration of a cash dividend of $0.04 per common share. The dividend will be paid on September 17, 2024 to all stockholders of record at the close of business on September 9, 2024.
Fiscal Year 2025 Guidance
The Company expects to generate revenue in the range of $200 million to $210 million in fiscal year 2025, adjusted EBITDA of $18 million to $21 million, and adjusted earnings per share in the range of $0.70 to $0.80. The Company expects a full year tax rate of approximately 25% to 27%. This guidance reflects the current trends in the business. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2025. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2025 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. or international callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 11, 2024, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13747436, or (412) 317-6671 from international locations, and entering confirmation code 13747436.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at https://lifevantage.gcs-web.com/events-and-presentations or directly at https://viavid.webcasts.com/starthere.jsp?ei=1678055&tp_key=0b5ff6f736. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), the activation company, is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and probiotics, weight management, and skin and hair care products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, Daily Wellness, Rise AM, Reset PM, and D3+ dietary supplements, the TrueScience® line of skin and hair care products and Liquid Collagen. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, and Axio®, its nootropic energy drink mixes. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Cautionary Note Regarding Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission (the “SEC”). The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except per share data)	June 30, 2024	June 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$16,886	$21,605
Accounts receivable	2,949	1,612
Income tax receivable	313	241
Inventory	15,055	16,073
Prepaid expenses and other	2,443	4,753
Total current assets	37,646	44,284

Property and equipment, net	7,813	9,086
Right-of-use assets	9,569	8,738
Intangible assets, net	323	455
Deferred income tax asset	4,268	2,991
Other long-term assets	680	569
TOTAL ASSETS	$60,299	$66,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,853	$3,505
Commissions payable	6,569	6,651
Income tax payable	202	—
Lease liabilities	1,811	1,521
Other accrued expenses	7,874	7,932
Total current liabilities	22,309	19,609

Long-term lease liabilities	11,801	11,566
Other long-term liabilities	198	299
Total liabilities	34,308	31,474
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 12,510 and 12,622 issued and outstanding as of June 30, 2024 and 2023, respectively	1	1
Additional paid-in capital	136,644	134,314
Accumulated deficit	(108,738)	(98,305)
Accumulated other comprehensive income	(1,916)	(1,361)
Total stockholders’ equity	25,991	34,649
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$60,299	$66,123

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, (unaudited)		Fiscal Year Ended June 30,
(In thousands, except per share data)	2024	2023	2024	2023
Revenue, net	$48,931	$54,221	$200,164	$213,398
Cost of sales	10,022	11,069	41,440	43,387
Gross profit	38,909	43,152	158,724	170,011
Operating expenses:
Commissions and incentives	21,979	23,502	85,920	94,687
Selling, general and administrative	14,020	17,047	68,472	71,065
Total operating expenses	35,999	40,549	154,392	165,752
Operating income	2,910	2,603	4,332	4,259
Other expense:
Interest income, net	78	107	430	198
Other expense, net	(277)	(154)	(412)	(458)
Total other income (expense), net	(199)	(47)	18	(260)
Income before income taxes	2,711	2,556	4,350	3,999
Income tax expense	(1,406)	(590)	(1,413)	(1,459)
Net income	$1,305	$1,966	$2,937	$2,540
Net income per share:
Basic	$0.11	$0.16	$0.24	$0.20
Diluted	$0.10	$0.15	$0.23	$0.20
Weighted-average shares outstanding:
Basic	12,256	12,616	12,458	12,557
Diluted	12,867	12,980	12,986	12,567

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region

	Three Months Ended June 30, (unaudited)				Fiscal Year Ended June 30,
(In thousands)	2024		2023		2024		2023
Americas	$38,112	78%	$39,755	73%	$152,907	76%	$155,361	73%
Asia/Pacific & Europe	10,819	22%	14,466	27%	47,257	24%	58,037	27%
Total	$48,931	100%	$54,221	100%	$200,164	100%	$213,398	100%

	Active Accounts (unaudited)

	As of June 30,
	2024		2023		Change from Prior Year	Percent Change
Active Independent Consultants(1)
Americas	31,000	63%	33,000	61%	(2,000)	(6.1)%
Asia/Pacific & Europe	18,000	37%	21,000	39%	(3,000)	(14.3)%
Total Active Independent Consultants	49,000	100%	54,000	100%	(5,000)	(9.3)%

Active Customers(2)
Americas	63,000	80%	69,000	78%	(6,000)	(8.7)%
Asia/Pacific & Europe	16,000	20%	20,000	22%	(4,000)	(20.0)%
Total Active Customers	79,000	100%	89,000	100%	(10,000)	(11.2)%

Active Accounts(3)
Americas	94,000	73%	102,000	71%	(8,000)	(7.8)%
Asia/Pacific & Europe	34,000	27%	41,000	29%	(7,000)	(17.1)%
Total Active Accounts	128,000	100%	143,000	100%	(15,000)	(10.5)%

(1) Active Independent Consultants have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Consultants and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2024	2023	2024	2023
GAAP Net income (loss)	$1,305	$1,966	$2,937	$2,540
Interest (income) expense	(78)	(107)	(430)	(198)
Provision for income taxes	1,406	590	1,413	1,459
Depreciation and amortization(1)	805	901	3,581	3,579
Non-GAAP EBITDA:	3,438	3,350	7,501	7,380
Adjustments:
Stock compensation expense	757	946	3,280	3,188
Other expense, net	277	154	412	458
Other adjustments(2)	333	368	5,769	695
Total adjustments	1,367	1,468	9,461	4,341
Non-GAAP Adjusted EBITDA	$4,805	$4,818	$16,962	$11,721

(1) Includes $116,000 of accelerated depreciation related to a change in lease term for the year ended June 30, 2023.

(2) Other adjustments breakout:
Nonrecurring proxy contest related expenses, net of credits	(118)	—	5,043	—
Executive team severance expenses, net	120	358	220	607
Executive team recruiting and transition expenses	198	—	198	—
Lease abandonment	$—	$10	$—	$227
Class-action lawsuit expenses, net of recoveries	$—	$—	$—	$(139)
Other non-recurring expenses	133	—	308	—
Total adjustments	$333	$368	$5,769	$695

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS:
(unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2024	2023	2024	2023
GAAP Net income (loss)	$1,305	$1,966	$2,937	$2,540
Adjustments:
Nonrecurring proxy contest related expenses, net of credits	(118)	—	5,043	—
Executive team severance expenses, net	120	358	220	607
Executive team recruiting and transition expenses	198	—	198	—
Lease abandonment(1)	—	10	—	227
Class-action lawsuit expenses, net of recoveries	—	—	—	(139)
Accelerated depreciation related to change in lease term	—	—	—	116
Other nonrecurring expenses	133	—	308	—
Tax impact of adjustments(2)	159	(179)	(1,092)	(296)
Total adjustments, net of tax	492	189	4,677	515
Non-GAAP Net Income	$1,797	$2,155	$7,614	$3,055

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2024	2023	2024	2023
Diluted earnings (loss) per share, as reported	$0.10	$0.15	$0.23	$0.20
Total adjustments, net of tax	0.04	0.01	0.36	0.04
Diluted earnings per share, as adjusted(3)	$0.14	$0.17	$0.59	$0.24

(1) Includes remaining lease payments and other termination costs associated with lease abandonments.
(2) Tax impact is based on the estimated annual tax rate for the years ended June 30, 2024 and 2023, respectively, excluding impact of accrual from foreign income tax audits.
(3) May not add due to rounding.